Exhibit 99.1:  Press Release Dated April 16, 2008

Chembio Signs Exclusive DPP™ Development Agreement with Bio-Rad Laboratories, Inc.

MEDFORD, N.Y. (April 16, 2008) – Chembio Diagnostics, Inc. (OTC BB: CEMI) (“Chembio” or the “Company”) announced today that it has signed an exclusive development  agreement with Bio-Rad Laboratories, Inc. (“Bio-Rad”) (AMEX: BIO and BIOb) to develop a multiplex test employing Chembio’s patented DPP™ Dual Path Platform test system.  The test would also employ certain proprietary reagents belonging to Bio-Rad.   The agreement contemplates that the parties would enter into a limited exclusive license to the DPP™ technology. Bio-Rad would have exclusive marketing rights for the product.

According to Chembio Chief Executive Officer Larry Siebert, “This collaboration with a world market leader like Bio-Rad is a good fit for Chembio, as it allows us to leverage our DPP intellectual property with our experience in product development and regulated manufacturing to develop a product to be marketed by a leading diagnostics company.”

ABOUT DPP
The Dual Path Platform immunoassay is a recent Chembio innovation in the field of rapid testing for which the company received a US patent in 2007.  DPP™ technology employs two separate and distinct membrane strips, one for the sample migration and one for the test reagents. This unique dual-flow design allows for improved control and management of the sample flow. As a result, the immunological reaction is more efficient than lateral flow tests based upon studies performed by Chembio.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of proprietary rapid diagnostic tests, participates in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by a third party company. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and chagas disease.  In 2007 Chembio received a U.S. patent for its Dual Path Platform (DPP™) technology which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP™. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Company Contact:
Chembio Diagnostics, Inc.
Susan Norcott
(631) 924-1135, ext. 125
(www.chembio.com)
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